UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549
_____________________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934
__________________________________________
Date of Report
(Date of earliest event reported)

May 20, 2015

THE GAP, INC.
_______________________________________________________________
(Exact name of registrant as specified in its charter)

Delaware	1-7562	94-1697231
(State of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Two Folsom Street San Francisco, California	94105
(Address of principal executive offices)	(Zip Code)

(415) 427-0100
(Registrant’s telephone number,
including area code)

N/A
_______________________________________________________________
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.    Entry into a Material Definitive Agreement

On May 20, 2015, The Gap, Inc. (“we”, “our” and the “Company”) amended and restated its $500 million unsecured revolving credit facility, which was due to terminate on May 1, 2018 (the “Original Facility”). The primary changes in the amended and restated facility (the “Restated Facility”) are (i) an extension of the termination date to May 20, 2020, and (ii) a reduction in the applicable facility fee and the applicable margin on potential borrowings. The Restated Facility was entered into among the Company, the LC Subsidiaries named therein, the Subsidiary Borrowers named therein, the Lenders named therein, the Issuing Banks named therein, Merrill Lynch, Pierce, Fenner & Smith Incorporated, J.P. Morgan Securities LLC and Citigroup Global Markets Inc., as joint lead arrangers and joint bookrunners, JPMorgan Chase Bank, N.A., as syndication agent, Citibank, N.A., HSBC Bank USA, National Association, Wells Fargo Bank, National Association and The Bank of Nova Scotia, as co-documentation agents, and Bank of America, N.A., as agent for the Lenders and Issuing Banks thereunder.

The Restated Facility is available for working capital, capital expenditures and other general corporate purposes of the Company and its subsidiaries. The drawn cost and fees related to the Restated Facility fluctuate based on our public debt rating and our leverage ratio.

Like the Original Facility, the Restated Facility does not contain any restrictions on share repurchases, dividend increases, and debt repurchases. The Restated Facility contains financial and other covenants, including, but not limited to, limitations on liens and subsidiary debt as well as the maintenance of two financial ratios-a fixed charge coverage ratio based on the last four consecutive fiscal quarters of 2.00:1.00 and a leverage ratio as of the last day of each fiscal quarter determined on the basis of the last four consecutive quarters of not greater than 2.25:1.00. As with the Original Facility, a violation of these covenants could result in a default under the Restated Facility, which would permit the participating banks to restrict our ability to further access the Restated Facility for letters of credit and advances and require the immediate repayment of any outstanding advances under the Restated Facility. In addition, such a default could, under certain circumstances, permit the holders of other outstanding unsecured debt to accelerate payment of such obligations.

The foregoing description of the Restated Facility is only a summary and is qualified in its entirety by reference to the Amended and Restated Credit Agreement dated as of May 20, 2015, that governs the Restated Facility, a copy of which will be filed as an exhibit to our Quarterly Report on Form 10-Q for the quarter ended August 1, 2015.

Item 2.02.    Results of Operations and Financial Condition

On May 21, 2015, the Company issued a press release announcing the Company’s earnings for the first quarter ended May 2, 2015. A copy of this press release is attached hereto as Exhibit 99.1.

Item 2.03.    Creation of Direct Financial Obligation or an obligation under an Off Balance Sheet Arrangement of a Registrant

Please see the discussion set forth in response to Item 1.01 above.

Item 9.01.    Financial Statements and Exhibits

99.1	Press Release dated May 21, 2015 announcing the Company’s earnings for the first quarter ended May 2, 2015.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THE GAP, INC.
(Registrant)

Date: May 21, 2015	By:	/s/ Sabrina L. Simmons
Sabrina L. Simmons
Executive Vice President and
Chief Financial Officer

EXHIBIT INDEX

Exhibit Number	Description

99.1    Press Release dated May 21, 2015 announcing the Company’s earnings for the first quarter ended May 2, 2015.